Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the W&T Offshore, Inc. 2004 Directors Compensation Plan of our reports dated March 5, 2020, with respect to the consolidated financial statements of W&T Offshore, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of W&T Offshore, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Houston, Texas
May 13, 2020